MCGLADREY & PULLEN, LLP
                  Certified Public Accountants and Consultants

                          INDEPENDENT AUDlTOR'S REPORT

To the Board of Directors
Aloe Vera Naturel, Inc.
Sioux Falls, South Dakota

We have audited the accompanying balance sheets of Aloe Vera Naturel, Inc. as of December 31, 1995 and 1994, and the related statements of operations, accumulated (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aloe Vera Naturel, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                            /s/ McGLADREY & PULLEN, LLP
                            McGLADREY & PULLEN, LLP

Sioux Falls, South Dakota
January 26, 1996


ALOE VERA NATUREL, INC.

BALANCE SHEETS
December 31, 1995 and 1994


ASSETS                                                            1995               1994
                                                                ---------        ---------
Assets                                                          $    --          $    --
                                                                =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
     Accrued compensation to stockholder/officer (Note 2)       $  51,667        $  51,667
     Due to stockholder/officer (Note 2)                           17,026           12,964
                                                                ---------        ---------
                                                                   68,693           64,631
                                                                ---------        ---------

Stockholders' Equity (Deficit)
     Common stock, par value $.001 per share; authorized
          10,000,000 shares; issued 5,575,833 shares                5,576            5,576
     Additional paid-in capital                                   314,751          314,751
     Accumulated (deficit)                                       (389,020)        (384,958)
                                                                ---------        ---------
                                                                  (68,693)         (64,631)
                                                                ---------        ---------
                                                                $    --          $    --
                                                                =========        =========


See Notes to Financial Statements.

ALOE VERA NATUREL, INC.

STATEMENTS OF OPERATIONS AND ACCUMULATED (DEFICIT)
Years Ended December 31, 1995 and 1994

OPERATIONS                        1995        1994
                               ---------    ---------
Revenue                        $    --      $    --

Expenses (Note 2):
  Office and other expenses        1,607        l,200
  Accounting fees                  1,579        3,005
  Travel and entertainment           581         --
  Legal fees                         295         --
                               ---------    ---------
                                   4,062        4,205
                               ---------    ---------
  (LOSS) BEFORE INCOME TAXES      (4,062)      (4,205)
  Income taxes (Note 3)             --           --
                               ---------    ---------
  NET (LOSS)                   $  (4,062)   $  (4,205)
                               =========    =========

  (Loss) per common share      $  (0.001)   $  (0.001)
                               =========    =========

ACCUMULATED (DEF1CIT)

        Balance, beginning     $(384,958)   $(380,753)
        Net (loss)                (4,062)      (4,205)
                               ---------    ---------
        Balance, ending        $(389,020)   $(384,958)
                               =========    =========

See Notes to Financial Statements.



ALOE VERA NATUREL, INC.

STATEMENTS OF CASH FLOWS
Years Ended December 31, 1995 and 1994

                                                      1995       1994
                                                    -------    -------
Cash Flows From Operating Activities
  Net (loss)                                        $(4,062)   $(4,205)

   Adjustment to reconcile net (loss) to net cash provided by (used in) operating activities:

     Change in assets and liabilities:
      Increase in due to stockholder/officer          4,062      4,205
                                                    -------    -------
        NET CASH PROVIDED BY (USED IN)
          OPERATING ACTIVITIES                         --         --
                                                    -------    -------
        NET INCREASE IN CASH AND CASH
          EQUIVALENTS                                  --         --

   Cash and Cash Equivalents
   Beginning                                           --         --
                                                    -------    -------
   Ending                                           $  --      $  --
                                                    =======    =======

See Notes to Financial Statements.



ALOE VERA NATUREL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business: At December 31, 1995 and for several years preceding, the Company was not engaged in any business activity. The only activity of the Company in the years ended December 31, 1995 and 1994 was work done by a stockholder/officer to maintain Company records, file required reports and statements, and search for business opportunities. The future of the Company is dependent upon its engaging in successful business ventures.

The following is a summary of the Company's significant accounting policies.

Income taxes: The Company follows FASB Statement No. 109, "Accounting for
Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

(Loss) per common share: (Loss) per common share is computed based on the Company's net (loss) and the weighted average number of outstanding shares of common stock. For the years ended December 31, 1995 and 1994, the weighted average number of common stock shares outstanding was 5,575,833 shares.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



ALOE VERA NATUREL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2. RELATED PARTY TRANSACTIONS

In order to simplify accounting of office expenses incurred by the president in connection with services performed for the Company, the Company agreed to pay its president, beginning October 1992, $100 per month for office expenses. Such expenses include the use of office machines and normal day-to-day expenditures for postage and telephone usage. Since the Company has no capital, the amounts due are being accrued.

The Company owes its president for funds he advanced in order to pay financial statement audit and accounting fees and other general and administrative expenses, which for the years ended December 31, 1995 and 1994 totaled $2,862 and $3,005, respectively.

The Company has an employment agreement with its president, for a period of three years, beginning November 20, 1991, and thereafter from month to month unless sooner terminated as therein provided. Under the agreement, the president earned $5,000 per month from November 1991 to September 1992, all of which was accrued since the Company has no capital. Beginning October 1992, accruals of additional compensation were suspended pending further activity in the Company. "Further activity" is understood between the parties to mean such activity that is reasonably expected to result in the production of cash flows within the three months following resumption of accruals, where such cash flows are determined by the board of directors to be sufficient to justify a resumption of accruals. No such activity has occurred since October 1992.

NOTE 3. INCOME TAXES

At December 31, 1995, the Company had net operating loss carryforwards for federal income tax reporting purposes of approximately $142,800. The majority of these carryforwards expire 1996. The income tax operating losses do not include deductions for $68,693 (comprised of $51,667 of compensation to a stockholder/officer and funds advanced by such stockholder/officer for $17,026 of expenses of the Company) which have been expensed on the Company's financial statements. No income tax benefit is provided for these temporary differences due to the uncertainty in realization of any future tax benefits. Tax regulations provide restrictions and limitations on utilization of net operating losses including limitations when a change in ownership occurs.